Exhibit 99.1

NEWS

Investor Contact:	Media Contact:
Terri MacInnis, Bibicoff & Associates, Inc.	Heidi Hattenhach, The Fresh Ideas Group
818.379.8500	303.449.2108 x 19
terrimac@bibicoff.com	heidi@freshideasgroup.com

ORGANIC TO GO BECOMES PUBLICLY TRADED -

COMPLETES REVERSE MERGER AND CLOSES $6.5 MILLION

PRIVATE PLACEMENT

SEATTLE, WA., FEB. 13, 2007 – Organic Holding Company, Inc. dba Organic To Go (OTCBB: SPHG), the nation’s first fast casual café to be certified as an organic retailer, announced that, effective February 12, 2007, it is now a publicly traded company having completed a reverse merger (the merger of the operations of Organic To Go into SP Holding Corporation, a public entity trading on the Over-The-Counter Bulletin Board).  As a result of the reverse merger, Organic Holding Company, Inc. changed its name to Organic To Go, Inc.   Organic To Go became the only wholly owned operating subsidiary of SP Holding Corporation, whose stock continues to be publicly traded on the Over The Counter Bulletin Board under the symbol SPGH.OB.

In addition to the merger transaction, Organic Holding Company, Inc. completed a $6.5 million private placement consisting of common stock and warrants and had an additional $5.6 million of debt converted into equity.

Jason Brown, Founder, Chairman and CEO said that, “We believe it is in the best interests of our Company, and the time is right, to become a public company.  The marketplace for companies operating in organic-related businesses is strong and is expected to only improve.  Organic To Go can now more confidently continue its aggressive business strategy — to grow our business both internally and via future acquisitions.”

Organic To Go increased 2006 revenues 61% to $9.8 million as compared with 2005.  Founded in November 2004, the Company focuses its business on feeding office workers where they work and university students on their campuses. The Company presently has 12 cafes in Seattle, Washington, and in Los Angeles and Orange County, California.  Its delicious food can be purchased at more than 45 other retail locations.  In addition, its catering department continues to grow with an expanding list of customers.  Currently, Organic To Go locations can be found in the belly of multi-tenant office towers, on corporate campuses (including Microsoft and Starbucks), on eight college campuses, and at the Los Angeles International airport in four locations.

The existing Board of Directors and Executive Officers of Organic To Go continue to fulfill the same duties in the new public entity.

About Organic To Go

Based in Seattle, Washington, Organic To Go is the nation’s first fast casual café to be certified as an organic retailer.  Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide.  All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care.  For more information, visit www.organictogo.com.

- Continued -

ORGANIC TO GO COMPLETES REVERSE MERGER

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company’s current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

#   #   #

2/13/07